Exhibit 10.1
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 31st day of August, 2006, is entered into by and among A.L.P. ACQUISITION CO., INC., an Ohio corporation (“Purchaser”), and BANCINSURANCE CORPORATION, an Ohio corporation (“Seller”).
RECITALS
     A. Seller is the owner and record holder of all of the issued and outstanding common shares of American Legal Publishing Corporation, an Ohio corporation (the “Company”).
     B. The Company is engaged in the business of publishing municipal codes and ordinances and in providing various services related thereto (the “Business”).
     C. Purchaser is a corporation formed to acquire the Company via a stock purchase transaction.
     D. The Board of Directors of Seller has authorized, adopted and approved the sale of all of the issued and outstanding shares of the Company to Purchaser.
     E. Purchaser and Seller desire to make certain representations, warranties and agreements in connection with the sale of the shares of the Company.
     NOW, THEREFORE, in consideration of these premises, the mutual representations, warranties and covenants contained herein and each act done pursuant thereto, the parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:
     1.1 “Accessible Records” shall have the meaning given such term in Section 8.6 of this Agreement.
     1.2 “Affiliate” shall mean as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family

(including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or influence the direction of the management or policies (whether as a director, officer or employee, through the ownership of securities or other ownership interests, by contract or otherwise).
     1.3 “Affiliated Group” shall mean the affiliated group, within the meaning of Section 1504(a) of the Tax Code, filing consolidated federal income Tax Returns of which Seller is the common parent.
     1.4 “Agreement” shall mean this Agreement, together with all Exhibits and Schedules referred to herein, as the same may be amended or supplemented at any time and from time to time after the date hereof.
     1.5 “Allocation” shall have the meaning given such term in Section 6.4 of this Agreement.
     1.6 “Business” shall have the meaning given such term in the Recitals to this Agreement.
     1.7 “Capital Leases” shall mean those leases properly included on a balance sheet of the Company, prepared in accordance with GAAP, as an asset with a corresponding entry as a liability.
     1.8 “Cash Consideration” shall be an amount equal to Four Million One Hundred Fifty Thousand Dollars ($4,150,000).
     1.9 “Closing” shall have the meaning given such term in Section 2.2(a) of this Agreement.
     1.10 “Closing Certificate” shall mean a statement, certified by the Chief Financial Officer of the Company, setting forth the estimated amount of the Net Income of the Company as of the Closing Date.
     1.11 “Closing Date” shall mean the date of this Agreement or such other date as shall be mutually agreed upon by the parties.
     1.12 “Company Employee Benefit Plan” shall have the meaning given such term in Section 3.10(a) of this Agreement.
     1.13 “Competitive Business” shall have the meaning given such term in Section 6.1(e) of this Agreement.

     1.14 “Covered Jurisdiction” shall have the meaning given such term in Section 3.6(a) of this Agreement.
     1.15 “Employee Benefit Plan” shall mean an employee welfare benefit plan or an employee pension benefit plan, or a plan which is both, as those terms are defined in Section 3 of ERISA.
     1.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.17 “Estimated Tax Liability” shall have the meaning given such term in Section 5.7 of this Agreement.
     1.18 “Final Tax Liability” shall have the meaning given such term in Section 5.7 of this Agreement.
     1.19 “Financial Statements” shall mean the balance sheets of the Company for the years ended December 31, 2003, 2004 and 2005, and the related statements of operations and retained earnings and cash flows for the years then ended, together with the appropriate notes to such financial statements audited by Seller’s Accountants.
     1.20 “GAAP” shall mean United States generally accepted accounting principles consistently applied, as interpreted by Seller and its outside accountant.
     1.21 “Government” shall mean (or in the case of “Governmental” shall refer to):
          (a) the government of the United States of America or of any foreign country in which either the Company conducts the Business;
          (b) the government of any state, province, county, municipality, city, town or district of any country described in the foregoing clause (a) of this Section 1.21; and
          (c) any ministry, agency, department, authority, commission, administration, corporation, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of any government described in the foregoing clauses (a) and (b) of this Section 1.21.
     1.22 “Included Periods” shall mean all taxable periods ending on or prior to the Closing Date during which the Company was a member of the Affiliated Group.

     1.23 “Indemnifiable Losses” and “Indemnifiable Loss” shall have the meaning given such terms in Section 7.1(a) of this Agreement.
     1.24 “Indemnity Cap” shall have the meaning given such term in Section 7.1(b) of this Agreement.
     1.25 “Knowledge”, “to the Knowledge of,” or phrases of similar import, with respect to an individual, means such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such Person has Knowledge of such fact or other matter. Notwithstanding anything to the contrary, the Knowledge of Stephen G. Wolf, who is serving as an executive officer of the Company, shall not be imputed to Seller.
     1.26 “Law” shall mean any of the following of, or issued by, any Government or Governmental agency, in effect on or prior to the date hereof: any statute, law, act, ordinance, code, rule, or regulation or any writ, injunction, award, decree, judgment or order of any Government or Governmental agency.
     1.27 “Leased Real Estate” shall have the meaning given such term in Section 3.7 of this Agreement.
     1.28 “Lien” or “Liens” shall mean any lien, encroachment, easement, encumbrance, mortgage, hypothecation, pledge, conditional sales contract, equity charge, or other similar conflicting ownership or security interest in favor of any party.
     1.29 “Net Income” shall mean the net after-Tax income of the Company from April 1, 2006 to the Closing Date.
     1.30 “Note” shall mean the promissory note issued by Purchaser and the Company to Seller in payment of a portion of the Purchase Price in accordance with Section 2.2(c)(ii) of this Agreement.
     1.31 “Note Consideration” shall be an amount equal to the Purchase Price less the Cash Consideration.
     1.32 “Notice” shall have the meaning given such term in Section 8.2 of this Agreement.
     1.33 “Notice Party” shall have the meaning given such term in Section 8.2 of this Agreement.
     1.34 “Ohio Secretary of State” shall mean the Secretary of State of the State of Ohio.

     1.35 “Person” shall mean any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, unincorporated association or organization, business, enterprise, or other entity; any individual; and any Governmental subdivision or agency.
     1.36 “Purchase Price” shall mean the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) plus the Net Income of the Company.
     1.37 “Purchaser Party” or “Purchaser Parties” shall have the meaning given such terms in Section 7.1(a) of this Agreement.
     1.38 “Purchaser’s Opinion” shall have the meaning given such term in Section 2.2(c)(iii) of this Agreement
     1.39 “Restricted Period” shall have the meaning given such term in Section 6.1(e) of this Agreement.
     1.40 “Seller Employee Benefit Plan” shall have the meaning given such term in Section 3.10(a) of this Agreement.
     1.41 “Seller Tax Liability” shall have the meaning given such term in Section 5.7 of this Agreement.
     1.42 “Seller’s Opinion” shall have the meaning given such term in Section 2.2(b)(iii) of this Agreement
     1.43 “Seller’s Accountants” shall mean Skoda, Minotti & Co., certified public accountants.
     1.44 “Shares” shall have the meaning given such term in Section 3.1(b) of this Agreement.
     1.45 “Straddle Period” shall have the meaning given such term in Section 5.1(b) of this Agreement.
     1.46 “Straddle Returns” shall have the meaning given such term in Section 5.1(b) of this Agreement.
     1.47 “Subsidiary” or “Subsidiaries” shall mean each corporation, partnership, joint venture, limited liability company or other entity in which the Company owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests of any class.

     1.48 “Tax” or “Taxes” shall mean all taxes, interest, penalties, assessments or deficiencies imposed by or due to any Governmental taxing authority.
     1.49 “Tax Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     1.50 “Tax Contest” shall have the meaning given such term in Section 7.3(b) of this Agreement.
     1.51 “Tax Package” shall have the meaning given such term in Section 5.5 of this Agreement.
     1.52 “Tax Returns” shall mean material separate and/or consolidated unitary and combined federal, state, county, local and foreign income, excise, withholding, payroll, property, sales, use, franchise and other material Tax returns and related information.
     1.53 “Territory” shall have the meaning given such term in Section 6.1(e) of this Agreement.
ARTICLE 2
SALE OF SHARES
     2.1 Sale of Shares of the Company. Subject to the terms and conditions of this Agreement, Purchaser shall purchase and Seller shall sell the Shares at the Closing on the Closing Date for consideration in an amount equal to the Purchase Price.
     2.2 Closing.
          (a) The Closing. The consummation of the transactions contemplated by this Agreement shall be closed on the Closing Date at the law offices of Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street, Columbus, Ohio 43215, or such other place as shall be mutually agreed upon by the parties (the “Closing”).
          (b) Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:
               (i) valid stock certificates representing all of the Shares properly endorsed (or with an executed assignment separate from share certificate) for transfer to Purchaser;
               (ii) the Closing Certificate duly certified by the Chief Financial Officer of the Company;

               (iii) an opinion of Vorys, Sater, Seymour and Pease LLP, counsel for Seller, dated the Closing Date, addressed to Purchaser, and substantially in the form attached hereto as Exhibit B (“Seller’s Opinion”);
               (iv) a certificate of good standing of the Company, dated no more than ten (10) days prior to the Closing Date, issued by the Ohio Secretary of State;
               (v) a copy of the articles of incorporation of the Company duly certified by the Ohio Secretary of State no more than ten (10) days prior to the Closing Date;
               (vi) a certificate from the Secretary or the Assistant Secretary of Seller, dated the Closing Date, which certifies (a) the resolutions duly adopted by Seller authorizing and approving the execution, delivery and performance of this Agreement, and (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and
               (vii) the original minute books and stock ledgers of the Company.
          (c) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver to Seller the following:
               (i) the Cash Consideration in immediately available funds by wire transfer to such accounts as Seller shall designate in writing to Purchaser at least two (2) days prior to the Closing Date;
               (ii) the Note Consideration by delivery of the Note in the form of Exhibit A attached hereto;
               (iii) an opinion of Lindhorst & Dreidame Co., L.P.A., counsel for Purchaser, dated the Closing Date, addressed to Seller in substantially the form attached hereto as Exhibit C (“Purchaser’s Opinion”);
               (iv) a certificate of good standing of Purchaser, dated no more than ten (10) days prior to the Closing Date, issued by the Ohio Secretary of State; and
               (v) a certificate from the Secretary or Assistant Secretary of Purchaser, dated the Closing Date, which certifies (a) the resolutions duly adopted by the Board of Directors of Purchaser authorizing and approving the execution, delivery and performance of this Agreement, and (b) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date.
     2.5 Further Assurances. From time to time after the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Purchaser such other instruments of conveyance and transfer as to the Shares as the Purchaser may reasonably request.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser, and Purchaser in agreeing to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that, except as set forth in certain “Schedules” which are referred to herein and which have previously been delivered by Seller to Purchaser:
     3.1 Organization and Capital Structure of the Company.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has the full corporate power and authority under Chapter 1701 of the Ohio Revised Code and its Articles of Incorporation to own or lease and to operate and use its properties and to carry on its business as now conducted.
          (b) The authorized capital stock of the Company consists of seven hundred fifty (750) authorized shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding as of the date of this Agreement (the “Shares”) and are owned, of record and beneficially, by Seller. All of the Shares have been duly and validly issued and are fully paid and non-assessable. No other shares of the capital stock of the Company are issued or outstanding. There are no agreements, arrangements, options, preemptive rights, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company. True and complete copies of the articles of incorporation, and all restatements and amendments thereto, and of the code of regulations, as amended to date, for the Company have been previously delivered to Purchaser.
          (c) The Company has no Subsidiaries and does not own an equity interest in any corporation, partnership, joint venture or other entity. Seller does not own, directly or indirectly, any equity interest in any entity which is engaged in a business similar to the Business.
     3.2 Authorization.
          (a) Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. All necessary corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and constitutes a valid and binding agreement, enforceable against Seller in accordance with its terms.
          (b) The execution, delivery and performance of this Agreement by Seller, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not (i) conflict with or result in a breach of any of the provisions of the articles of incorporation or the code of regulations of Seller or the Company, (ii) contravene any Law which affects or binds Seller, the Company or any of their respective properties, (iii) except as set forth in Schedule 3.2, to the Knowledge of Seller, conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental or other license, permit or other authorization, or any other instrument or restriction to which the Company or Seller is a party or by which any of their respective properties may be affected or bound, or (iv) to the Knowledge of Seller, require the Company or Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.
     3.3 Financial Statements.
          (a) Seller has furnished Purchaser with complete and accurate copies of the Financial Statements. The Financial Statements (i) present fairly in all material respects the financial position and results of operations of the Company as of the statement dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP consistently applied throughout and among the periods indicated.
          (b) All properties utilized in the operation of the Business as of the statement dates have been reflected on the applicable Financial Statements in the manner and to the extent required by GAAP. Except as set forth in Schedule 3.3, to the Knowledge of Seller, the Company is not subject to any material liability (including, without limitation, unasserted claims), whether absolute or contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet of the Company for the year ended December 31, 2005, together with the notes thereto, included in the Financial Statements, other than liabilities which have been incurred after December 31, 2005 in the ordinary course of business.
     3.4 Absence of Certain Changes or Events. Except as set forth in Schedule 3.4, since December 31, 2005, there has not been any (a) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies or rates) of the Company; (b) declaration, setting aside or payment of a dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or shares, except for the distribution by the Company to Seller of amounts necessary to satisfy federal, state and local Tax obligations; (c) issuance or sale by the Company of any shares, stock, bonds or other corporate securities or any grant of any option, warrant or other right to subscribe for or to purchase any of its capital stock or shares; (d) action taken by the Company that has resulted or will result in it becoming a party to any joint venture, limited liability company, consortium or partnership arrangement or agreement; or (e) payment by the Company to Seller or any of its Affiliates of any fees, salaries or bonuses, except for the payment of certain management fees by the Company to Seller.
     3.5 Debt for Borrowed Money. Except as set forth in Schedule 3.5, there are no (a) contracts, agreements or instruments pursuant to which the Company is indebted or liable to any Person for borrowed money or for the deferred purchase price of any property in excess of Ten Thousand Dollars ($10,000), (b) Capital Leases pursuant to which the Company leases real or personal property which provide for annual payments in excess of Ten Thousand Dollars ($10,000), (c) mortgages, security agreements or pledge agreements to which the Company is a party or by which it or any of its properties are subject or encumbered, or (d) prepayment premium or penalty payments which shall be due with respect to the payment of any indebtedness of the Company which may be paid at Closing, if any, prior to its maturity date. True and complete copies of all contracts, agreements and instruments set forth in Schedule 3.5 have been delivered to Purchaser.
     3.6 Tax Matters.
          (a) Notwithstanding anything in this Agreement to the contrary:
               (i) Tax Returns have been filed by or on behalf of the Company (and the Affiliated Group, with respect to Included Periods), in the jurisdictions set forth on Schedule 3.6(a) (each, a “Covered Jurisdiction”); and
               (ii) Seller is making no representations or warranties to Purchaser regarding the obligation of the Company or the Affiliated Group to file Tax

Returns in, or pay Taxes to, Governmental authorities other than Covered Jurisdictions.
          (b) All Tax Returns required to be filed in a Covered Jurisdiction on or before the date hereof by or on behalf of the Affiliated Group for Included Periods have been prepared and filed in accordance with GAAP and with applicable Law and all material Taxes thereon which are due have been paid in full by Seller. All Tax Returns filed by the Company in a Covered Jurisdiction (or by Seller on behalf of the Affiliated Group for an Included Period in a Covered Jurisdiction) are true, complete, and correct in all material respects. Seller has delivered to Purchaser true and complete copies of all Tax Returns referred to in the preceding sentences of this Section 3.6 (including any amendments thereof) for the three (3) most recent taxable years. All monies required to be collected or withheld by Seller on behalf of the Affiliated Group for an Included Period in a Covered Jurisdiction for income Taxes, social security and other payroll Taxes have been collected or withheld, and either paid to the appropriate Governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller and its Subsidiaries and Seller and its Subsidiaries are not or will not become liable for any material Taxes for failure to comply with any of the foregoing with respect to a Covered Jurisdiction. Except as set forth in Schedule 3.6(b), no material deficiencies for Taxes have been claimed, proposed or assessed against the Affiliated Group with respect to an Included Period by a Covered Jurisdiction, and no such federal, state, county, local or foreign return for Taxes has been audited or examined by any taxing or other Governmental authority during the three-year period prior to the date hereof. Seller shall promptly notify Purchaser if it shall receive any notice of claim, penalty or assessment involving the Company for any Tax Return filed by Seller and including the Company as part of its consolidated group. Any Tax Return required to be filed by the Company (or by Seller on behalf of the Affiliated Group) after the date of this Agreement in a Covered Jurisdiction for taxable periods ending on or prior to the Closing Date shall be true, complete and correct in all material respects and will be prepared in accordance with GAAP and applicable Law and Taxes thereon which are due or may thereafter become due pursuant to such return or pursuant to such assessment, subject to any extension granted for the filing of any return or for the payment of any Tax, interest, penalty, assessment or deficiency shall be paid in full by Seller. Seller shall cooperate and assist Purchaser and/or the Company in the preparation and filing of Tax Returns for periods subsequent to the Closing Date by providing Purchaser with any reasonably requested books and records or other information relating to the financial results and Tax liability of the Company for periods prior to the Closing Date.
          (c) Except as set forth in Schedule 3.6(c), there is no audit, investigation, claim or assessment pending or, to the Knowledge of Seller, threatened against any member of the Affiliated Group by a Covered Jurisdiction for any alleged deficiency in any Tax. Except as set forth in Schedule 3.6(c), there are no waivers or extensions of statutory periods of limitation of a Covered Jurisdiction in effect with respect to any Taxes of the Affiliated Group. There are no tax

sharing agreements that require the payment by the Company of any Taxes after the Closing Date. There are no material Tax liens against the assets of Seller and its Subsidiaries except for Liens for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions and which are described in Schedule 3.6(c).
          (d) Seller has disclosed on each federal income Tax Return of the Affiliated Group for Included Periods in the Covered Jurisdictions all material positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Tax Code.
          (e) All material deductions taken on the Tax Returns of the Affiliated Group for Included Periods in Covered Jurisdictions have been properly deducted by the Affiliated Group in all material respects pursuant to pertinent provisions of the Tax Code.
          (f) The Company has been a “C corporation” for federal and state income Tax purposes since it was acquired by Seller in 1999. The Company has been included in the consolidated Tax Return of the Affiliated Group for each year commencing upon its acquisition by Seller in 1999.
     3.7 Real Property. The Company does not own any real property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are leased (the “Leased Real Estate”) by the Company are identified in Schedule 3.7. A true and complete copy of each lease for the Leased Real Estate has been previously delivered to Purchaser.
     3.8 Litigation; Claims. Except as set forth in Schedule 3.8, to the Knowledge of Seller, there are no (a) claims, actions, suits, proceedings or investigations pending or threatened by or against the Company, nor (b) any judgments, decrees, arbitration awards, agreements or orders binding upon the Company. To the Knowledge of Seller, there are no lawsuits or proceedings pending in which the Company is the plaintiff or claimant.
     3.9 Intercompany/Affiliate Transactions. Schedule 3.9 sets forth (a) a list of each oral or written contract or agreement between the Company, on the one hand, and Seller or any officer or director of the Company or Seller, on the other hand; and (b) a general description of all such transactions since December 31, 2005 that are not disclosed in the Financial Statements.
     3.10 Employee Relations Matters.
          (a) Employee Agreements. Schedule 3.10(a)(i) sets forth a list of each employee pension, profit sharing, stock option, bonus, incentive, stock purchase, deferred compensation, welfare, life insurance, hospital or medical benefit plan, cafeteria plan, disability income plan or any other Employee Benefit Plan contributed to, sponsored by or maintained by the Company for its employees. Each Employee Benefit Plan listed in Schedule 3.10(a)(i) that is sponsored or maintained by Seller or any of its affiliates other than the Company is hereinafter referred to as a “Seller Employee Benefit Plan” and each Employee Benefit Plan listed in Schedule 3.10(a)(i) that is sponsored or maintained by the Company is hereinafter referred to as a “Company Employee Benefit Plan.” Except as set forth in Schedule 3.10(a)(ii) or as required by applicable law, to the Knowledge of Seller, the Company has no obligation to provide or contribute to the cost of life insurance, health insurance, Medicare Supplement insurance or any other welfare benefit to or on behalf of retirees or former employees of the Company.
          (b) ERISA Compliance.
               (i) Except as set forth in Schedule 3.10(b)(i), no Company Employee Benefit Plan is a “multiemployer employee pension benefit plan” (within the meaning of either Section 3(37)(A) or Section 4001(a)(3) of ERISA) or an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is subject to the minimum funding standards of Section 412 of the Tax Code or Section 302 or Title IV of ERISA, and neither the Company nor Seller has or has had any liabilities under Title IV of ERISA that remain unsatisfied.
               (ii) Each Seller Employee Benefit Plan and, to the Knowledge of Seller, each Company Employee Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law. Each trust forming a part of any such Seller Employee Benefit Plan and, to the Knowledge of Seller, any such Company Employee Benefit Plan meets all requirements for qualifications under Sections 401 and 501 of the Tax Code, and all applicable related rules and final regulations.
               (iii) Except as set forth in Schedule 3.10(b)(iii), to the Knowledge of Seller, the Company has not taken any action to terminate any Company Employee Benefit Plan.
               (iv) Except as set forth in Schedule 3.10(b)(iv), each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Tax Code has received a favorable letter of determination with respect to its qualified status and, to the Knowledge of Seller, the IRS has not revoked any prior favorable determination letter, refused to rule on an application for a determination or opinion letter or otherwise proposed or threatened to revoke any determination letter or to deny the qualified status of any such Company Employee Benefit Plan.

               (v) All accrued contribution obligations of the Company with respect to any Company Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(3) of ERISA) have either been paid in full or are fully reflected on the Financial Statements. All contributions required under the provisions of any Company Employee Benefit Plan that is an employee pension benefit plan have been accrued on the Financial Statements or paid for all hours worked through December 31, 2005, and as of the Closing Date, all such contributions for all hours worked through the Closing Date will have been accrued on the Company’s current fiscal period financial statements or paid at the previous year’s actuarial rate.
               (vi) To the Knowledge of Seller, with respect to any Company Employee Benefit Plan, the Company has not engaged in any transaction, and no condition has occurred or exists, which could subject the Company or any Company Employee Benefit Plan or agent of any of the above to any civil penalty assessed pursuant to Title I or Section 502(i) of ERISA, to the penalty or excise Tax provisions of the Tax Code relating to employee benefit plans or to any Tax imposed by Section 4975 of the Tax Code.
               (vii) To the Knowledge of Seller, there is no audit or investigation in progress by the Department of Labor, the PBGC, the IRS or any other Governmental agency of any Company Employee Benefit Plan, nor has the Company received notice that any such audit or investigation will or may be conducted.
               (viii) To the Knowledge of Seller, no action, claim or demand of any kind (other than routine claims for benefits in the ordinary course) is pending or threatened by any potential claimant or representative of such claimant under any Company Employee Benefit Plan pursuant to which the Company can be (A) liable directly on such action, claim or demand, (B) liable over to another party in connection with such action, claim or demand, or (C) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand.
               (ix) To the Knowledge of Seller, the Company has filed or caused to be filed on a timely basis, every return, report, statement, notice, declaration and other document required by any Governmental agency or authority (including, without limitation, the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation), with respect to each Company Employee Benefit Plan. Subject to any extension duly granted for the filing of any disclosure, summary plan description, summary annual report, accounting or other form, documentation or information or for the payment of any amount, interest, penalty, assessment or deficiency, to the Knowledge of Seller, the Company is in material compliance with all requirements for disclosures to employees of the

Company and their beneficiaries under ERISA, including, without limitation, timely distribution of summary plan descriptions and summary annual reports.
     3.11 Books and Records. To the Knowledge of Seller, the Company keeps and maintains books, accounts and records which accurately account for and reflect the assets, properties, liabilities, obligations, affairs and results of the conduct and operation of the Business. The minute books of the Company contain a true and complete record of all meetings and consents of Seller and the Board of Directors of the Company, and of the issuance of the issued and outstanding capital stock of the Company. True and complete copies of minutes of meetings of the shareholders and directors of the Company have been previously delivered to Purchaser.
     3.12 Other Disclosures. Schedule 3.12 sets forth the name and address of each bank in which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto.
     3.13 Securities Law Acknowledgments. Seller acknowledges the following:
          (a) Seller understands that the Note to be received by it has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”) or any state securities Law in reliance on an exemption therefrom for non-public offerings and further understands that such Note has not been approved or disapproved by the United States Securities and Exchange Commission, or any other federal or state agency.
          (b) The Note to be received by Seller shall bear a legend substantially to the following effect:
“This Promissory Note (“Note”) was acquired for investment only and not for resale. This Note has not been registered under the Securities Act of 1933, as amended, or any state securities law. This Note may not be sold, transferred, pledged or hypothecated unless first registered under such laws, or unless the Makers have received an opinion of counsel satisfactory to the Makers that registration under such laws is not required.”
          (c) Seller is acquiring the Note as contemplated by this Agreement for its own account, for investment purposes only, and not with a view to the sale or other distribution thereof, in whole or in part, and is aware that there are substantial restrictions on the transferability of such Note.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller, and Seller in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that, except as set forth in certain “Schedules” which are referred to herein and which have previously been delivered by Purchaser to Seller:
     4.1 Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Ohio.
     4.2 Authorization.
          (a) Purchaser has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement has been duly authorized and approved by all requisite corporate action on the part of Purchaser and do not require any further authorization or consent. This Agreement is the legal, valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms.
          (b) The execution, delivery and performance of this Agreement by Purchaser, the consummation of the transactions contemplated thereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and will not (i) conflict with or result in a breach of any of the provisions of the articles of incorporation or the code of regulations of Purchaser, (ii) contravene any Law which affects or binds Purchaser or any of its properties, (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination or acceleration under any contract, agreement, note, deed of trust, mortgage, trust, lease, Governmental or other license, permit or other authorization, or any other instrument or restriction to which Purchaser is a party or by which any of its properties may be affected or bound, or (iv) require Purchaser to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any third party or any Governmental authority which has not been obtained in writing prior to the date of this Agreement.
     4.3 Knowledge of Basis for Claims and Waiver. Neither Purchaser nor Stephen G. Wolf Knows or has Known of any facts or circumstances that would serve as the basis for a claim by Purchaser against Seller based upon a breach of any of the representations and warranties of Seller contained in this Agreement or a breach of any of Seller’s covenants or agreements to be performed at or prior to Closing. Purchaser shall be deemed to have waived in full any breach of Seller’s representations and warranties and any such covenants and agreements based on any facts or circumstances of which Purchaser or Stephen G. Wolf has or had Knowledge prior to Closing.

ARTICLE 5
TAX MATTERS
     5.1 Preparation of Tax Returns and Payment of Taxes.
          (a) Seller shall prepare (or cause to be prepared) and timely file all Tax Returns of the Company with respect to any taxable period that ends on or prior to the Closing Date that are required to be filed with any Governmental authority in a Covered Jurisdiction after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.
          (b) Purchaser shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company on a separate basis for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. With respect to Tax Returns that are required to be filed by or with respect to the Company for Straddle Periods (“Straddle Returns”), such Straddle Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law), and Purchaser shall be responsible for all of the Taxes due in respect of such Straddle Returns. For purposes of this Agreement, a “Straddle Period” is any taxable period that begins before and ends after the Closing Date.
          (c) Neither Purchaser nor any of its Affiliates shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date without the written consent of Seller, which consent may be withheld in the sole discretion of Seller.
     5.2 Refunds.
          (a) Seller will be entitled to any credits and refunds (including interest received thereon) in respect of any taxable period ending on or prior to the Closing Date. Purchaser shall cause such refund to be paid to Seller promptly following its receipt.
          (b) Except as provided in Section 5.2(a), the Company will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company (including, without limitation, any refund relating to a Straddle Period).
     5.3 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement (including any payment made pursuant to the last sentence of Section 5.7 hereof) as an adjustment to the

Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.
     5.4 Conveyance Taxes. Purchaser agrees to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and Seller and Purchaser agree to jointly file all required change of ownership and similar statements.
     5.5 Information to be Provided by Purchaser. With respect to any taxable year of the Company for which Seller is required to file a Tax Return pursuant to Section 5.1 and for the taxable period prior to the Closing Date in any taxable year of the Company in which the Closing occurs, Purchaser shall promptly cause the Company to prepare and provide to Seller a package of Tax information materials (the “Tax Package”), which shall be completed in accordance with the past practice of the Company including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within 120 days after the Closing Date.
     5.6 Tax Elections. Purchaser shall not, without the prior consent of Seller (which may, in its sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any other extraordinary action on the Closing Date, that would affect Seller or the Company prior to the Closing Date.
     5.7 Tax Distribution. Prior to the Closing Date, Seller caused the Company to distribute to Seller an amount equal to Seller’s good faith estimate (“Estimated Tax Liability”) of the aggregate Tax liability of the Company (computed as if the Company were a stand alone entity) for taxable periods, or portions thereof, ending on the Closing Date (excluding Tax liabilities of the Company relating to a Straddle Period with respect to which the Company is required to file a Tax Return on a separate basis, if any, and Tax liability of the Company that is the direct result of the election under Section 338(h)(10) of the Tax Code described in Section 6.4 hereof) (the “Seller Tax Liability”).
          Promptly after the date that federal, state, and local Tax Returns filed for, or with respect to, the Company for the taxable period, or portion thereof, ending on the Closing Date, are filed by Seller, Seller shall provide Purchaser with a final calculation of the Seller Tax Liability (“Final Tax Liability”). An amount equal to the difference between the Estimated Tax Liability and the Final Tax Liability shall be promptly (i) paid by Seller to Purchaser, in the event that such Estimated Tax Liability exceeds such Final Tax Liability, and (ii) paid by Purchaser to Seller, in the event that such Final Tax Liability exceeds such Estimated Tax Liability.

ARTICLE 6
POST-CLOSING COVENANTS
     6.1 Seller Restrictive Covenants.
          (a) In furtherance of the sale of the Shares and in order to protect the value of the Business, Seller on its own behalf and on behalf of each of its Affiliates, hereby acknowledges and agrees that the covenants given in this Section 6.1 are in consideration of the execution of this Agreement, and that it will benefit from the consideration paid to it under this Agreement for its interest in the Company. Seller hereby agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not, directly or indirectly, individually or on behalf of any third party, as an employer, proprietor, partner, stockholder, investor, director, consultant, agent or otherwise own, manage, operate, develop, participate in, perform services for, provide financial assistance to or otherwise carry on any Competitive Business in the Territory. Notwithstanding the provisions of this Section 6.1(a), the ownership of securities of any Person traded on any national securities exchange or market representing not more than five percent (5%) of the issued and outstanding amount of such securities shall not constitute a breach of this Section 6.1(a).
          (b) In furtherance of the sale of the Shares and in order to protect the value of the Business, Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not, directly or indirectly, solicit, induce or influence any customer, supplier, lessor or any other person which has a business relationship with the Company, or which had on the date of this Agreement or during the Restricted Period a contract, commitment or proposal with the Company to discontinue such contract, commitment or proposal with the Company.
          (c) In furtherance of the sale of the Shares and in order to protect the value of the Business, Seller hereby also agrees that during the Restricted Period, it and each of its Affiliates (whether now existing or hereafter acquired or created) will not: (i) directly or indirectly, recruit, solicit or otherwise induce or influence any employee or sales agent of the Company to discontinue such employment, agency or other relationship with the Company, or (ii) employ or seek to employ, or cause any Competitive Business to employ or seek to employ any person who is then (or was at any time within six (6) months prior to the date he or the Competitive Business employs or seeks to employ such person) employed by the Company as an employee.
          (d) Without limiting the right of the Company to pursue all other legal and equitable rights available to it for any violation of this Section 6.1 and to recover its legal fees and expenses, the parties agree that monetary damages cannot fully compensate either of them for such a violation and that they shall be entitled to injunctive relief to prevent violation or continuing violation thereof and that no bond or other security shall be required in connection therewith. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 6.1, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency. Nothing herein shall be construed as prohibiting any party from pursuing any other remedies at law or in equity which it may have.
          (e) As used in this Section 6.1, the following terms shall have the following meanings: (i) “Restricted Period” shall mean the period commencing on the Closing Date and expiring five (5) years after the Closing Date; (ii) “Competitive Business” shall mean any activity, person or entity which manufactures, markets, sells, distributes or develops or is planning to manufacture, market, sell, distribute or develop any product that is or can be used in competition with the Business; (iii) “Territory” shall mean the United States of America.
     6.2 Release. Simultaneously with the Closing, (a) Seller shall release the Company from any and all claims, demands and rights (other than any arising under the terms of this Agreement) which Seller has against the Company, (b) the Company shall release Seller from any and all claims, demands and rights (other than any arising under the terms of this Agreement) which the Company has against Seller, and (c) Seller and the Company shall terminate all agreements and contracts between them. Such releases and such termination shall be accomplished in a manner mutually satisfactory to Purchaser and Seller.
     6.3 Final Determination of Net Income. Within thirty (30) days after the Closing Date, Seller shall provide Purchaser with a final calculation of the Net Income of the Company. Purchaser shall have fifteen (15) days thereafter to review such calculation and notify Seller that it disputes such calculation, and if no such notice is given within such period then such calculation shall be deemed final and conclusive. If Purchaser gives such notice of dispute within such period, Purchaser and Seller shall select an independent public accounting firm to calculate and verify the Net Income, which determination shall be final and conclusive. The costs and fees of such independent public accounting firm shall be divided equally by the parties. If the final calculation of the Net Income is greater than the amount of the Net Income set forth on the Closing Certificate, then the amount of such difference shall be paid by Purchaser to Seller not later than thirty (30) days after the calculation of the Net Income has become final and conclusive. If the final calculation of the Net Income is less than the amount of the Net Income set forth on the Closing Certificate, then the amount of such difference shall be applied by Seller to the Note.

     6.4 Election Under Tax Code Section 338(h)(10) and Allocation of Purchase Price. Within the time limits prescribed by the Tax Code, Purchaser and Seller shall elect to treat the sale of the Shares as a sale of assets under Section 338(h)(10) of the Tax Code. Seller agrees to join with Purchaser in the timely filing of such election by jointly filing Form 8023 with the Internal Revenue Service. The Purchase Price and the liabilities of the Company shall be allocated among the assets of the Company in the manner as mutually agreed to by Seller and Purchaser (the “Allocation”) in accordance with Section 338 of the Tax Code, the Treasury regulations promulgated thereunder and any other pertinent provision of the Tax Code. Purchaser and Seller shall report, act and file Tax Returns in all respects and for all purposes consistent with such Allocation. Purchaser and Seller covenant and agree that neither party shall assert that the Allocation was not separately bargained for at arms length or that such Allocation was not made in good faith. Neither Purchaser nor Seller shall take any position in any Tax Return, administrative or judicial proceeding that is in any way inconsistent with the Allocation. In the event such Allocation is disputed, the party receiving notice of such dispute shall promptly notify and consult with the other party and Purchaser and Seller agree to cooperate in resolving the dispute or defending the Allocation.
     6.5 Employee Benefits Covenants.
          (a) Waivers; Deductibles; Out-of-Pocket Limitations. With respect to any welfare benefit plans maintained by Purchaser and its Affiliates (including the Company) on or after the Closing Date for the benefit of any employees of the Company who are employed on the Closing Date (“Affected Employees”), Purchaser shall, or shall cause its Affiliates to, (i) cause any eligibility requirements or pre-existing condition limitations to be waived and (ii) in determining any deductible and maximum out-of-pocket limitations, give effect to any amounts paid by such Affected Employees with respect to similar plans maintained by Seller and its Affiliates.
          (b) 401(k) Plan.
               (i) On the Closing Date or as soon as practicable thereafter, Seller shall (A) cause the trustee of the Ohio Indemnity Company 401(k) and Profit Sharing Plan (the “Seller 401(k) Plan”) to segregate the assets of such Seller 401(k) Plan representing the full account balances of the Affected Employees as of the Closing Date, (B) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets, (C) make all necessary amendments to the Seller 401(k) Plan and the related trust agreement to provide for such segregation of assets and the transfer of assets described below.
               (ii) On the Closing Date or as soon as practicable thereafter,

Purchaser shall, or shall cause its Affiliates to, (A) establish or designate an individual account plan for the benefit of the Affected Employees (the “Company 401(k) Plan”), (B) take all necessary action to qualify such Company 401(k) Plan under the applicable provisions of the Tax Code and (C) make any and all filings and submissions to the appropriate governmental agencies required to be made by Purchaser or any of its Affiliates in connection with the transfer of assets described below. As soon as practicable following the earlier of the delivery to Seller of a favorable determination letter from the IRS regarding the qualified status of the Company 401(k) Plan or the issuance of indemnities satisfactory to Seller and Purchaser, Seller shall cause the trustee of the Seller 401(k) Plan to transfer in the form of cash (or such other form as may be agreed by Seller and Purchaser) the full account balances of the Affected Employees under the Seller 401(k) Plan as of the date of transfer to the appropriate trustee as designated by Purchaser or its Affiliate under the trust agreement forming a part of the Company 401(k) Plan. The parties agree to complete the transfer of such assets without constituting a plan termination, if possible.
               (iii) In consideration of the transfer of assets described herein, Purchaser and its ERISA Affiliates shall, effective as of the date of transfer described herein, assume all of the obligations of Seller and any of its ERISA Affiliates in respect of the account balances accumulated by the Affected Employees under the Seller 401(k) Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Closing Date. For purposes of this Section 6.5, “ERISA Affiliate” of any entity shall mean any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Tax Code.
          (c) Health Insurance.
               (i) As of the last day of the calendar month in which the Closing Date occurs (such calendar month, the “Closing Date Calendar Month”), the Affected Employees shall cease to participate in any health insurance plan or program sponsored or maintained by Seller or any of its Affiliates (the “Seller Health Plan”), except as required by applicable law.
               (ii) As of the first day of the calendar month following the Closing Date Calendar Month, the Affected Employees shall be eligible to participate in a health insurance plan sponsored or maintained by Purchaser or any of its Affiliates (including the Company), subject to the terms and conditions of such plan.
               (iii) On the Closing Date or as soon as practicable thereafter, Purchaser shall pay to Seller an amount equal to the product of (A) the aggregate premiums for the Affected Employees that were paid under the Seller Health Plan by Seller or any of its Affiliates for the Closing Date Calendar Month as set forth on Schedule 6.5(c), multiplied by (B) a fraction, the numerator of which is the number of days during the period beginning on the Closing Date and ending on the last day of the Closing Date Calendar Month and the denominator of which is the number of days in the Closing Date Calendar Month.
          (d) Acknowledgement Concerning Other Employee Benefit Plans. Except as otherwise provided in this Section 6.5, the parties acknowledge that (a) as of the Closing Date, employees of the Company shall cease to participate in any Employee Benefit Plans, programs or arrangements (including any flexible spending account plan) contributed to, maintained or sponsored by Seller or any of its Affiliates (other than the Company), except as required by applicable law and (b) on and after the Closing, employees of the Company shall be eligible to participate in any Employee Benefit Plan, program or arrangement contributed to, maintained or sponsored by Purchaser or any of its Affiliates (including the Company), subject to the terms and conditions of such plan, program or arrangement.
ARTICLE 7
INDEMNIFICATION AGREEMENT/SURVIVAL PERIOD
     7.1 Indemnification by Seller; Limitations on Amount.
          (a) Seller shall indemnify Purchaser, the Company and their Affiliates (individually, a “Purchaser Party,” collectively, the “Purchaser Parties”) and hold each of them harmless from and against all damages, claims, causes of action, losses and expenses, including reasonable attorneys’ fees and expenses (collectively, “Indemnifiable Losses”), incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by Seller of any of its agreements or covenants in this Agreement, including, without limitation, the restrictive covenants set forth in Section 6.1; and (ii) any breach of any warranty or the inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate or Schedule delivered by or on behalf of Seller pursuant to this Agreement; provided, however, that a Purchaser Party shall not be entitled to make a claim for indemnification under this Section 7.1 until Indemnifiable Losses in the aggregate equal or exceed Fifty Thousand Dollars ($50,000) (the “Threshold Level”) (other than for Indemnifiable Losses resulting from an Indemnifiable Loss due to a breach of a warranty or inaccuracy of a representation set forth in Section 3.1(b) and the matters set forth in Sections 6.1 and 6.4 hereof as to which the Threshold Level shall not apply). Subject to the Indemnity Cap provided in Section 7.1(b), once the Threshold Level is satisfied, Seller shall indemnify any Purchaser Party for Indemnifiable Losses in excess of the Threshold Level.
          (b) Notwithstanding anything contained herein to the contrary, Seller shall have no liability to a Purchaser Party (for indemnification or otherwise) under this Agreement for Indemnifiable Losses in excess of the Purchase Price (the

“Indemnity Cap”).
          (c) If any Purchaser Party determines that it has suffered or incurred any Indemnifiable Loss, such Purchaser Party shall so notify Seller within sixty (60) days in writing; provided, however, that the failure to so notify Seller within such specified time period shall not relieve Seller from any liability which Seller may have unless such failure prejudices Seller in fulfilling its obligations hereunder. Notwithstanding the above, if any action at law or suit in equity is instituted by a third party against any Purchaser Party with respect to which such Purchaser Party intends to claim any Indemnifiable Loss under this Article 7, Purchaser shall notify Seller of such action or suit in accordance with Section 7.3 of this Agreement.
          (d) The parties agree that this Agreement sets forth the remedies and procedures to address claims by Purchaser arising under this Agreement and the transactions contemplated hereunder. In furtherance of the foregoing, Purchaser hereby waives claims and causes of action it, its Affiliates, officers, directors or equity owners or the other Purchaser Parties may have that could be made under this Agreement against Seller, its Affiliates, and their respective officers, directors or equity owners arising under or based upon any Law or common law, except pursuant to the remedies and procedures set forth in this Agreement.
     7.2 Indemnification by Purchaser.
          (a) Purchaser shall indemnify Seller and hold it harmless from and against any Indemnifiable Loss incurred in connection with or arising from any one or more of the following: (i) any nonfulfillment or breach by Purchaser of any of its agreements or covenants in this Agreement; and (ii) any breach of any warranty or the inaccuracy of any representation of Purchaser contained in this Agreement or any certificate delivered by or on behalf of Purchaser pursuant to this Agreement; provided, however, that Seller shall not be entitled to make a claim for indemnification under this Section 7.2 until the Indemnifiable Losses in the aggregate equal or exceed the Threshold Level. Once the Threshold Level is satisfied Purchaser shall indemnify Seller for Indemnifiable Losses in excess of the Threshold Level.
          (b) If Seller determines that it has suffered or incurred any Indemnifiable Loss, it shall so notify Purchaser within sixty (60) days in writing; provided, however, that the failure to so notify Purchaser within such specified time period shall not relieve Purchaser from any liability which it may have unless such failure prejudices it in fulfilling its obligations hereunder. Notwithstanding the above, if any action at law or suit in equity is instituted by a third party against Seller with respect to which it intends to claim any Indemnifiable Loss under this Article 7, it shall notify Purchaser of any such action or suit in accordance with Section 7.3 of this Agreement.

     7.3 Third Party Claims.
          (a) If a party (“Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which another party is obligated to provide indemnification (“Indemnitor”) pursuant to either Section 7.1 or Section 7.2 of this Agreement, Indemnitee shall give Indemnitor notice thereof within thirty (30) days after receiving written notice of such claim, or within ten (10) days prior to the date on which an answer or reply, if any, to such claim is due, whichever is earlier. The failure to provide notice as provided in this Section 7.3 shall not excuse Indemnitor from its continuing obligations hereunder; however, Indemnitee’s claim shall be reduced by the damage, if any, to Indemnitor resulting from Indemnitee’s delay or failure to provide the notice described in this Section 7.3. Indemnitor shall be entitled to control the defense of any such matter with counsel chosen by Indemnitor. In connection therewith: (i) Indemnitee agrees to consent to any compromise or settlement proposed by Indemnitor where (A) the compromise or settlement involves only monetary damages and (B) Indemnitor agrees to pay the full amount of such monetary damages and reasonably demonstrates that it has the ability to pay such amount; and (ii) Indemnitor agrees to consent to any compromise or settlement proposed by Indemnitee where either (A) the compromise or settlement results in no Indemnifiable Losses to Indemnitee that are required to be indemnified by Indemnitor or (B) Indemnitee agrees to bear any and all Indemnifiable Losses. In any event, both Indemnitee and Indemnitor shall utilize commercially reasonable efforts to limit or mitigate any asserted liability and cooperate in the compromise of, or defense against, any such asserted liability, and each of them may participate in the defense of such asserted liability. Indemnitee may not settle or compromise any claim over the objection of Indemnitor if Indemnitor has acknowledged to Indemnitee, in writing, Indemnitor’s obligation fully to indemnify Indemnitee with respect to such claim, except that Indemnitee may settle any claim with respect to which it waives its indemnification rights under this Agreement. Indemnitor may not settle or compromise any claim over the objection of Indemnitee if such settlement or compromise would impose any liability or obligation (including, but not limited to, the requirement to take or refrain from taking any action) on such Indemnitee or any of its officers, directors, employees or Affiliates.
          (b) The Seller shall control the conduct, through counsel of its own choosing at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Tax Contest”) relating to any taxable period ending on or before the Closing Date.
          (c) If Indemnitor chooses to defend any claim, Indemnitee shall make available to Indemnitor, at Indemnitor’s expense, any books, records or other documents or personnel within its control that are necessary or appropriate for such defense. All Indemnifiable Losses under this Section 7.3 shall be reduced by amounts actually recovered or reasonably recoverable from any insurance carrier (net of retroactive adjustments or other reimbursement to the insurer) and shall be net of any Tax benefit to the indemnified Person.
     7.4 Survival Period. The representations, warranties, covenants and indemnification contained in this Agreement and in any Schedules or certificates delivered pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall continue until June 30, 2008, at which time all of such representations, warranties, covenants and indemnification obligations shall terminate, except for any representation, warranty, covenant or indemnification obligation relating to (a) all Tax matters set forth in Section 3.6, which shall continue in full force and effect until the expiration of the applicable statute of limitations for assessment of Taxes (including any waiver or extension thereof), and (b) the matters set forth in Sections 3.1(b) and 6.4 which shall continue in full force and effect forever. Notwithstanding anything contained in this Section 7.4 to the contrary, any claim for indemnification as to which proper notice from the party seeking indemnification has been given prior to the expiration of the applicable survival period contemplated hereby to the party against whom indemnification is sought shall survive until such claim has been resolved.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Public Announcement. Except for disclosures that may be required under the reporting requirements of applicable regulatory agencies, no party shall make any public announcement of the transactions contemplated hereby prior to the Closing without the prior written consent of the other party hereto.
     8.2 Notices. All notices, requests, consents and other communications hereunder (“Notice”) shall be in writing and shall be deemed to have been given (a) if mailed, the date of receipt of such Notice when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (“Notice Party”); (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party; or (c) if sent by facsimile, on the first business day after the date of the sender’s receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Notice mails a copy of such Notice within two (2) days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

If to Purchaser:	A.L.P. ACQUISITION CO., INC.
c/o Stephen G. Wolf
432 Walnut Street, Suite 1200
Cincinnati, OH 45202

With a copy to:	Thomas E. Martin, Esq.
Lindhorst & Dreidame Co., L.P.A.
312 Walnut Street, Suite 2300
Cincinnati, OH 45202
Phone: (513) 421-6630
Fax: (513) 421-0212

If to Seller:	BANCINSURANCE CORPORATION
Attention: Chief Financial Officer
250 East Broad Street, 10th Floor
Columbus, OH 43215

With a copy to:	Russell R. Rosler, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
     Any party may change his or its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 8.2, to each other party of such change.
     8.3 Expenses. Each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective counsel and accountants.
     8.4 Governing Law: Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to such jurisdiction’s conflict of laws principles. All parties to this Agreement agree to submit to the jurisdiction of any state or federal court located in Columbus, Franklin County, Ohio, to resolve any dispute arising from, through, or in any manner related to this Agreement.
     8.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
     8.6 Access to Records. For a period of three years after the date hereof, Seller and its representatives shall have reasonable access to all of the books and records relating to the Assets and Business to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business and the Assets prior to Closing (collectively, “Accessible Records”); provided, however, Seller shall have reasonable access to any Accessible Records which relate to an indemnity claim made by a Purchaser Party against Seller pursuant to this Agreement for so long as such claim is unresolved. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. Seller shall exercise its rights under this Section 8.6 in such a manner as to avoid undue disruption of the business and affairs of the Company. Seller shall be solely responsible for any costs or expenses incurred pursuant to this Section 8.6. If the Company shall desire to dispose of any material Tax or accounting books and records prior to the expiration of such three-year period, the Company shall, prior to such disposition, give Seller a reasonable opportunity, at its expense, to segregate and remove such books and records as it may select.
     8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     8.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other parties hereto.
     8.9 Titles and Headings; Rules of Construction. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context so requires the use of or reference to any gender includes the masculine, feminine and neuter genders; and all terms used in the singular shall have comparable meanings when used in the plural and vice versa.
     8.10 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties or their respective agents, accountants or attorneys. The parties, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     8.11 Brokers’ and Finders’ Fees. Seller represents that it has not incurred, and shall not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.
     8.12 Third Party Beneficiaries. Except as provided in Article 7 to the extent that a party is obligated thereunder, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

PURCHASER:		SELLER:

A.L.P. ACQUISITION CO., INC.		BANCINSURANCE CORPORATION

By:	/s/ Stephen G. Wolf	By:	/s/ Matthew C. Nolan

Name: Stephen G. Wolf		Name: Matthew C. Nolan

Title: President		Title: Chief Financial Officer

EXHIBIT A
PROMISSORY NOTE

Exhibit A
This Promissory Note (“Note”) was acquired for investment only and not for resale. This Note has not been registered under the Securities Act of 1933, as amended, or any state securities law. This Note may not be sold, transferred, pledged or hypothecated unless first registered under such laws, or unless Makers have received an opinion of counsel satisfactory to Makers that registration under such laws is not required.
PROMISSORY NOTE

$470,000	August 31, 2006
          FOR VALUE RECEIVED, A.L.P. ACQUISITION CO., INC., an Ohio corporation whose mailing address is c/o Stephen G. Wolf, 432 Walnut Street, Suite 1200, Cincinnati, Ohio 45202, and AMERICAN LEGAL PUBLISHING CORPORATION, an Ohio corporation whose mailing address is c/o Stephen G. Wolf, 432 Walnut Street, Suite 1200, Cincinnati, Ohio 45202 (each, a “Maker” and, collectively, “Makers”), jointly and severally promise to pay to the order of BANCINSURANCE CORPORATION, an Ohio corporation whose mailing address is Attn: Matthew C. Nolan, Chief Financial Officer, 250 East Broad Street, 10th Floor, Columbus, Ohio 43215 (“Payee”), the principal sum of Four Hundred Seventy Thousand and 00/100 Dollars ($470,000), together with interest from the date hereof on the unpaid principal balance from time to time outstanding, as follows: Interest shall accrue at a rate per annum equal to 8.00%, compounded annually, and shall be computed on the basis of a 365-day year for the actual number of days the unpaid principal amount hereof is outstanding.
          The principal and interest owing under this Promissory Note (this “Note”) shall be repaid as follows: (i) on September 1, 2006, a principal repayment in the amount of $345,000; (ii) five (5) monthly installments (the “Monthly Installment Payments”), each consisting of a principal repayment in the amount of $20,833.33, plus all accrued and unpaid interest owing as of the date of each such Monthly Installment Payment; and (iii) a final installment (the “Final Installment Payment”) consisting of a principal repayment in the amount of $20,833.35, plus all accrued and unpaid interest owing as of the date of such Final Installment Payment. The first Monthly Installment Payment shall be made on October 1, 2006, each subsequent Monthly Installment Payment shall be made on the first day of each of the four following months, and the Final Installment Payment shall be made on March 1, 2007. Notwithstanding anything to the contrary set forth herein, the entire unpaid balance of principal and all accrued interest, if not sooner repaid, shall be due and payable in full on or before March 1, 2007.
          All payments received under the terms of this Note (or upon collection of this Note) will be applied by Payee first to any sums due under this Note other than principal or interest, second to accrued interest and third to the outstanding principal balance.

          Principal, interest and other sums payable in accordance with this Note shall be payable in lawful money of the United States of America at the Payee’s mailing address as provided above, or such other address of which Payee may from time to time give written notice to Makers.
          At the option of Payee, the entire unpaid principal balance of this Note, together with all accrued interest, shall become immediately due and payable without notice or demand (which each Maker hereby expressly waives), upon the occurrence of any of the following events (each, an “Event of Default,” and, collectively, “Events of Default”), whether or not within the control of Maker: (a) either Maker breaches or otherwise fails to comply with any term or provision contained in this Note, that certain Stock Purchase Agreement dated of even date herewith executed by and between A.L.P. Acquisition Co., Inc. and Payee, or any other agreement, document or instrument executed by and between either Maker and Payee related to any of the foregoing; (b) either Maker fails to make all sums payable when due under this Note and such payment remains unpaid for five (5) days after its due date; (c) either Maker becomes insolvent or a receiver or custodian, as that term is defined under The Bankruptcy Code of 1978, as amended, Title 11, U.S.C. (the “Bankruptcy Code”), over any of either Maker’s property is appointed or exists; or (d) either Maker makes any assignment for the benefit of creditors or any petition initiating any case is filed by or against either Maker under any applicable chapter of the Bankruptcy Code.
          The obligations evidenced by this Note may be prepaid in whole or in part at any time without penalty. Any partial pre-payment made by Makers shall be applied in the inverse order of maturity, and shall not release Makers from continuing thereafter to make regularly- scheduled installment payments.
          Upon the occurrence of any Event of Default, Makers will pay to Payee all attorneys’ fees, court costs and expenses incurred by Payee in connection with Payee’s efforts to collect the indebtedness evidenced hereby, and Payee may exercise from time to time any of the rights and remedies available to Payee under the applicable law.
          No delay or failure on the part of Payee to exercise any of its rights hereunder shall be deemed a waiver of such rights or of any other rights of Payee nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of such rights or any other right on any future occasion.
          Makers and all other persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, waive presentment for payment, demand, notice of dishonor, protest and notice of protest, and all notices of every kind and assent to all extension(s) or postponement(s) of the time of payment or any other indulgences by Payee to any substitutions, exchanges, or releases of any security for this Note, and to additions or releases of any other parties or persons primarily or secondarily liable hereon.
          Upon any transfer of this Note by Payee or by any subsequent transferee, the transferee shall thereupon become vested with all rights, benefits and privileges of Payee under

2

this Note and by law provided, and the term “Payee” shall mean such subsequent transferee or transferee(s).
          This Note and all rights and obligations under this Note shall be governed by and construed under the local laws of the State of Ohio, without application of its conflicts of laws principles. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Makers, Payee, and all parties primarily or secondarily liable hereunder, that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.
          Each Maker authorizes any attorney at law to appear in any court of record in the State of Ohio or any other state or territory of the United States, after the indebtedness evidenced hereby, or any part thereof, becomes due and waives the issuance and service of process and confesses judgment against the undersigned in favor of Payee for the amount then appearing due, together with all costs of suit and, thereupon, to release all errors and waive all rights of appeal and appearance and stays of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, Payee nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

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          In Witness Whereof, each Maker, by and through its duly-authorized representative, has executed this Note on the day and year first above written at 52 East Gay Street, Columbus, Ohio 43215.
          WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARD-LESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

MAKERS:

A.L.P. ACQUISITION CO., INC.

By:

Name:

Title:

AMERICAN LEGAL PUBLISHING CORPORATION

By:

Name:

Title:

4

EXHIBIT B
SELLER’S OPINION

Exhibit B
August 31, 2006
A.L.P. Acquisition Co., Inc.
c/o Stephen G. Wolf
432 Walnut Street, Suite 1200
Cincinnati, OH 45202
The Huntington Capital Investment Company
Huntington Center, Ninth Floor
41 South High Street
Columbus, OH 43287
Gentlemen:
          We have acted as counsel to Bancinsurance Corporation, an Ohio corporation (“Seller”), in connection with the Stock Purchase Agreement dated August 31, 2006 (the “Agreement”), between A.L.P. Acquisition Co., Inc., an Ohio corporation (“Purchaser”), and Seller, pursuant to which Purchaser is purchasing all of the issued and outstanding shares of American Legal Publishing Corporation, an Ohio corporation (the “Company”). This is the opinion contemplated by Section 2.2(b)(iii) of the Agreement. All capitalized terms used in this opinion without definition have the respective meanings given to them in the Agreement.
          In connection with this opinion, we have examined fully-executed copies of the Agreement. We also have examined the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as we have deemed necessary or relevant as the basis for our opinion. In such examinations, we have assumed the genuineness of all signatures (other than those of Seller), the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents.
          Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:
          1. Seller is a corporation validly existing under the laws of the State of Ohio, and has all necessary corporate power and authority under Chapter 1701 of the Ohio Revised Code (the “Ohio General Corporation Law”) to enter into the Agreement and to perform its obligations thereunder.

A.L.P. Acquisition Co., Inc.
The Huntington Capital Investment Company
August 31, 2006

          2. The Company is a corporation validly existing under the laws of the State of Ohio, and has all necessary corporate power and authority under the Ohio General Corporation Law to own its properties and to conduct its business in the manner presently owned and conducted.
          3. The Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. In rendering the foregoing opinion concerning enforceability, we have assumed that the Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
          4. The authorized capital stock of the Company consist of Seven Hundred Fifty (750) common shares, without par value. One Hundred (100) of such common shares are issued and outstanding, and are owned of record by Seller, constituting the Shares. As a result of the delivery of one or more certificates to Purchaser and the payment to Seller being made at the Closing, Purchaser is acquiring ownership of the Shares.
          Our opinions herein are subject to (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (b) concerning enforceability, to principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing and commercially reasonable conduct, judicial discretion, in the instance of multiple or equitable remedies, and public policies of the State of Ohio.
          This opinion is limited to the federal laws of the United States and the laws of the State of Ohio, in each case having effect on the date of this opinion. The opinions and statements expressed herein are furnished specifically in connection with the execution and delivery of the Agreement for the benefit of the addressee hereof and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent.

Very truly yours,

EXHIBIT C
PURCHASER’S OPINION

Exhibit C
(513) 345-5769
tmartin@lindhorstlaw.com
September 6, 2006
Bancinsurance Corporation
c/o Stephen G. Wolf
432 Walnut Street, Suite 1200
Cincinnati, OH 45202
Gentlemen:
     We have acted as counsel to A.L.P. Acquisition Co., Inc., an Ohio corporation (“Purchaser”), in connection with the Stock Purchase Agreement dated August 31, 2006 (the “Agreement”), between Purchaser and Bancinsurance Corporation, an Ohio corporation (“Seller”), pursuant to which Purchaser is purchasing all of the issued and outstanding shares of American Legal Publishing Corporation, an Ohio corporation (the “Company”). This is the opinion contemplated by Section 2.2(c)(iii) of the Agreement. All capitalized terms used in this opinion without definition have the respective meanings given to them in the Agreement.
     In connection with this opinion, we have examined fully-executed copies of the Agreement. We also have examined the originals or certified, conformed or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, such other records, agreements, instruments and documents as we have deemed necessary or relevant as the basis for our opinion. In such examinations, we have assumed the genuineness of all signatures (other than those of Purchaser), the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents.
     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:
          1. Purchaser is a corporation validly existing under the laws of the State of Ohio, and has all necessary corporate power and authority under Chapter 1701 of the Ohio Revised Code (the “Ohio General Corporation Law”) to enter into the Agreement and to perform its obligations thereunder.

Bancinsurance Corporation
August 31, 2006

          2. The Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The Promissory Note to be issued by Purchaser and the Company to Seller at Closing in payment of a portion of the purchase price constitutes the legal, valid and binding obligation of Purchaser and the Company, enforceable against each of them in accordance with its terms. In rendering the foregoing opinion concerning enforceability, we have assumed that the Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
     Our opinions herein are subject to (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (b) concerning enforceability, to principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing and commercially reasonable conduct, judicial discretion, in the instance of multiple or equitable remedies, and public policies of the State of Ohio.
     This opinion is limited to the federal laws of the United States and the laws of the State of Ohio, in each case having effect on the date of this opinion. The opinions and statements expressed herein are furnished specifically in connection with the execution and delivery of the Agreement for the benefit of the addressee hereof and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity, without our specific prior written consent.

Very truly yours,

LINDHORST & DREIDAME

Thomas E. Martin
TEM:pgg
Enc.

INDEX
DISCLOSURE SCHEDULES

3.2	Authorization

3.4	Absence of Certain Changes or Events

3.5	Debt for Borrowed Money

3.6(a)	Tax Matters — Covered Jurisdictions

3.6(b)	Tax Matters — Audit

3.6(c)	Tax Matters — Waiver

3.7	Real Property

3.8	Litigation; Claims

3.9	Intercompany/Affiliate Transactions

3.10(a)(i)	Employee Relations Matters

3.10(a)(ii)	Employee Relations Matters

3.10(b)(i)	Employee Relations Matters

3.10(b)(iii)	Employee Relations Matters

3.10(b)(iv)	Employee Relations Matters

3.12	Other Disclosures — Bank Name and Address

6.5	Seller Health Plan Premiums

Schedule 3.2 — Authorization
Nothing to disclose.

Schedule 3.4 — Absence of Certain Changes or Events
Nothing to disclose.

Schedule 3.5 — Debt for Borrowed Money
Promissory Note, dated July 2002, made by American Legal Publishing Corporation payable to Paul Combs in the original principal amount of $75,000, the outstanding principal balance of which is $15,000.

Schedule 3.6(a) — Tax Matters — Covered Jurisdictions
1. IRS – Federal Tax
2. Ohio – Sales and Use Tax
3. California – Sales and Use Tax
4. Kentucky – Sales and Use Tax
5. New Mexico – Sales and Use Tax
6. Florida – Corporate Tax
7. Cincinnati – Local Tax
8. Hamilton County – Property Tax
9. Columbus – Local Tax
10. Philadephia – Local Tax

Schedule 3.6(b) — Tax Matters — Audit
During 2006, the IRS performed a Limited Issue Focused Examination on Bancinsurance Corporation’s 2004 Form 1120 consolidated tax return and related amended returns for 2003 and 2002.

Schedule 3.6(c) — Tax Matters — Waiver
In conjunction with the IRS exam described in Schedule 3.6(b) hereto, Bancinsurance Corporation agreed to waive the statute of limitations for the 2002 tax year until December 31, 2007.

Schedule 3.7 — Real Property
Nothing to disclose.

Schedule 3.8 — Litigation; Claims
Nothing to disclose.

Schedule 3.9 — Intercompany/Affiliate Transactions
1.	Management Fee Agreement, dated March 1, 2000, as amended, by and between Bancinsurance Corporation and American Legal Publishing Corporation.

2.	Since its incorporation, American Legal Publishing Corporation has performed in accordance with the terms of that certain Tax Sharing Agreement, dated January 1, 1983, by and between Bancinsurance Corporation and Ohio Indemnity Company.

Schedule 3.10(a)(i) — Employee Relations Matters
1.	Ohio Indemnity Company 401(k) and Profit Sharing Plan*

2.	Ohio Indemnity Company Flexible Spending Account – United Healthcare*

3.	Ohio Indemnity Company Health Insurance – United Healthcare*

4.	Ohio Indemnity Company Life & AD&D Insurance – United Healthcare*

5.	Bancinsurance Corporation 1994 Stock Option Plan*

6.	American Legal Publishing Corporation Term Life Insurance for Steve Wolf – Pan American**

7.	American Legal Publishing Corporation Dental Insurance – Dental Care Plus**

8.	American Legal Publishing Corporation Life & AD&D Insurance – Jefferson Pilot**

9.	American Legal Publishing Corporation Whole Life Insurance – New York Life**

10.	American Legal Publishing Corporation Long-Term Disability Plan – Mutual of Omaha**

*	Seller Employee Benefit Plan

**	Company Employee Benefit Plan

Schedule 3.10(a)(ii) — Employee Relations Matters
Nothing to disclose.

Schedule 3.10(b)(i) — Employee Relations Matters
Nothing to disclose.

Schedule 3.10(b)(iii) — Employee Relations Matters
Nothing to disclose.

Schedule 3.10(b)(iv) — Employee Relations Matters
Nothing to disclose.

Schedule 3.12 — Other Disclosures — Bank Name and Address
Fifth Third Bank
21 E. State Street
Columbus, OH 43215
Authorized Persons to draw and/or have access – Matt Nolan, Steve Wolf, Si Sokol, John Sokol, Brad Hix (Access Only), Dave Johnson (Access Only).

Schedule 6.5 — Seller Health Plan Premiums
$17,183.01